American Safety Insurance Holdings, Ltd.

Reports Earnings of $6.8 Million

HAMILTON, Bermuda, July 28, 2008 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $6.8 million for the three months ended June 30, 2008, or $0.63 per diluted share, a decrease of 7% from $7.3 million, or $0.66 per diluted share, for the same period of 2007.

Financial highlights for the quarter included:

•	Gross premiums written increased 26% to $72.6 million.
•	Net premiums written increased 29% to $57.2 million.
•	Net premiums earned increased 22% to $48.1 million.
•	Investment income decreased 2% to $7.3 million.
•	Combined ratio increased to 103.7% compared to 94.4% for the same period of 2007.
•	Loss ratio was 63.1% compared to 59.9% for the same period of 2007.
•	Expense ratio increased to 40.6% from 34.5% for the same period of 2007.
•	Annualized return on average equity declined to 11.2% from 14.1%.
•	Book value per share increased to $21.92 per outstanding share and $21.35 per diluted share compared to $21.53 and $20.81, respectively, as of December 31, 2007.

Second Quarter Results

The 7% decline in net earnings in the second quarter is the result of the impact of the soft insurance market on underwriting profit driven by declines in our construction line and other changes in the mix of our business. Premium writings for the quarter included a greater contribution from newer products added as a part of the Company’s diversification strategy and which currently have lower margins than our more mature products.

Revenues for the quarter were $56.6 million, compared to $47.6 million for the 2007 quarter. Net premiums earned totaled $48.1 million, an increase of $8.7 million, primarily due to increased writings in assumed reinsurance and increased retention levels in the specialty program line. Investment income was $7.3 million, compared to $7.5 million for the 2007 quarter. Average invested assets increased to $601 million from $570 million at June 30, 2007 while the average yield on the portfolio declined 40 basis points to 4.9%.

The expense ratio increase for the quarter was primarily a result of higher acquisition expenses due to the change in the mix of business. The loss ratio increase includes $1.5 million of prior year development primarily relating to New York risks written in the middle market segment of our environmental product line. We have substantially reduced environmental premiums in New York over the past two years. Corporate and other expenses decreased $2.8 million primarily due to a reversal of an accrued expense in our non-insurance segment.

Year to Date Results

Net earnings for the six months ended June 30, 2008 were $12.8 million, or $1.18 per diluted share, compared to $14.4 million, or $1.31 per diluted share, for the same period of 2007. Total revenues increased $9.4 million primarily due to an increase in net earned premiums for the period. The increase in net premiums earned was primarily due to increased writings in assumed reinsurance and increased retention levels in the specialty program line. The combined ratio for the six months ended June 30, 2008 was 102.2% composed of a 60.8% loss ratio and a 41.4% expense ratio. The 2007 combined ratio was 95.0% composed of a loss ratio of 61.2% and an expense ratio of 33.8%.

Average invested assets increased 4.6% over June 30, 2007. The pre-tax investment yield decreased 40 basis points to 4.8% as compared to 5.2% for the same period of 2007. Book value for the six months increased 1.8% per outstanding share and 2.6% per diluted share despite a $9.8 million increase in unrealized losses for the period.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer said, “Gross and net premiums written increased by 12% and 15% respectively for the first six months of 2008, driven by premium growth from lines of business added since 2006 in connection with our product diversification strategy. These newer products generated $45.5 million of gross premiums written through June, compared to $17.8 million for the same period in 2007. The largest contributor to growth was assumed reinsurance, which produced $28.6 million. I am pleased with the progress in broadening our product platform, which has allowed us to achieve growth in a competitive insurance market while maintaining underwriting discipline. This platform positions the Company for meaningful growth and improved profitability when market conditions improve.”

Conference Call

A conference call to discuss second quarter 2008 results is scheduled for Monday, July 28, 2008 at 9:00 a.m. (Eastern Daylight Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.com. If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call. A transcript of the call will be available on the Company’s website beginning several days after the call.

This report contains forward-looking statements. These forward-looking statements reflect the Company's current views with respect to future events and financial performance, including insurance market conditions, premium growth, acquisitions and new products and the impact of new accounting standards. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative insurance solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and

American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated "A" (Excellent) VIII by A.M. Best.

Contacts:

American Safety Insurance Services, Inc.	American Safety Insurance Services, Inc.
Investor Relations	Media Relations
William Tepe	Julie McDonald
btepe@amsafety.com	jmcdonald@amsafety.com
(770) 916-1908	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited)

(in thousands except per share data and percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
INCOME STATEMENT DATA: Revenues:
Direct premiums earned	$47,903	$55,280	$ 94,271	$110,402
Assumed premiums earned	14,419	1,653	22,113	3,165
Ceded premiums earned	(14,180)	(17,522)	(30,193)	(35,799)
Net premiums earned	48,142	39,411	86,191	77,768

Net investment income	7,316	7,482	14,643	14,706
Net realized gains (losses)	291	(27)	795	(8)
Fee income	791	748	1,518	1,264
Other income	16	15	30	32
Total revenues	56,556	47,629	103,177	93,762

Expenses:
Losses and loss adjustment expenses	30,380	23,622	52,410	47,574
Acquisition expenses	11,962	7,728	21,038	13,846
Payroll and related expenses	5,605	4,522	10,246	8,676
Other underwriting expenses	2,770	2,083	5,932	4,997
Interest Expense	824	822	1,655	1,638
Corporate and other expenses	(1,883)	922	(1,309)	1,435
Minority interest	14	9	152	124
Total expenses	49,672	39,708	90,124	78,290
Earnings before income taxes	6,884	7,921	13,053	15,472
Income taxes	95	649	243	1,108
Net earnings	$ 6,789	$ 7,272	$ 12,810	$ 14,364

Net earnings per share:
Basic	$0.64	$0.69	$1.21	$1.36
Diluted	$0.63	$0.66	$1.18	$1.31
Weighted average number of shares outstanding:
Basic	10,543,397	10,605,708	10,619,552	10,580,917
Diluted	10,803,446	10,974,296	10,896,841	10,952,738

GAAP combined ratio	103.7%	94.4%	102.2%	95.0%

BALANCE SHEET DATA:			June 30, 2008	December 31, 2007
			(in millions except per share data)

Total investments			$597	$617
Total assets			959	934
Unpaid losses and loss adjustment expenses			538	505
Total liabilities			729	704
Total shareholders' equity			230	230

Book value per share			$21.92	$21.53

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited)

(in thousands )

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
PREMIUM SUMMARY (in Thousands)

Gross Premiums Written:
Excess and Surplus Lines Segment
Environmental	$ 13,085	$ 11,844	$ 26,332	$ 24,982
Construction	11,206	16,930	20,070	32,923
Excess	1,869	1,227	4,330	3,196
Healthcare	3,362	-	5,103	-
Products Liability	1,748	2,047	3,113	2,859
Property	2,441	233	4,290	233
Surety	2,594	1,476	4,619	2,786
Total Excess and Surplus Lines Segment	36,305	33,757	67,857	66,979

Alternative Risk Transfer Segment
Specialty Programs	16,224	15,353	30,498	34,785
Total Alternative Risk Transfer Segment	16,224	15,353	30,498	34,785

Assumed Reinsurance Segment	20,102	8,742	28,628	11,511

Total Gross Premiums Written	$ 72,631	$ 57,852	$ 126,983	$113,275

Net Premiums Written:
Excess and Surplus Lines Segment
Environmental	$ 9,694	$ 9,363	$18,620	$20,111
Construction	8,689	16,811	14,902	32,513
Excess	410	156	632	417
Healthcare	2,185	-	3,317	-
Products Liability	1,411	1,024	2,491	1,429
Property	1,715	157	3,012	157
Surety	1,980	1,467	3,677	2,736
Total Excess and Surplus Lines Segment	26,084	28,978	46,651	57,363

Alternative Risk Transfer Segment
Specialty Programs	11,055	6,747	20,469	14,435
Total Alternative Risk Transfer Segment	11,055	6,747	20,469	14,435

Assumed Reinsurance Segment	20,102	8,742	28,628	11,511

Total Net Premiums Written	$57,241	$44,467	$95,748	$83,309

Net Premiums Earned:
Excess and Surplus Lines Segment
Environmental	$ 9,223	$10,024	$17,829	$19,550
Construction	10,335	18,895	20,688	39,259
Excess	183	184	363	411
Products Liability	1,168	482	2,183	943
Property	1,029	7	1,755	7
Surety	1,726	1,156	3,352	2,071
Healthcare	637	-	721	-
Total Excess and Surplus Lines Segment	24,301	30,748	46,891	62,241

Alternative Risk Transfer Segment
Specialty Programs	9,422	7,009	17,188	12,361
Total Alternative Risk Transfer Segment	9,422	7,009	17,188	12,361

Assumed Reinsurance Segment	14,419	1,653	22,112	3,166

Total Net Premiums Earned	$48,142	$39,410	$86,191	$77,768